Exhibit 16

January 12, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561


Dear Sirs/Madams:


We have read Item 4 of Harleysville Savings Financial Corporation's Form 8-K dated January 12, 2007, and have the following comments:

1. We agree with the statements made in first, third, fourth, and fifth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the second and sixth paragraph.


Yours truly,

/s/ DELOITTE & TOUCHE LLP